Exfhibit 99.1

AspenBio Pharma Completes $9.3 Million Warrant Conversion

Funding to Accelerate Development Timeline of Several Late-Stage Human and Animal BioPharma Drugs and Tests, Including Appyscore™ Anticipated as World’s First and Only Blood-Based Test for Human Appendicitis

CASTLE ROCK, CO. – May 8, 2007 — AspenBio Pharma, Inc. (OTC Bulletin Board: APNB:OB) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, announced today that all warrants issued as part of the company’s private offerings in 2004 and 2005 have been exercised. A total of 7,524,341 common shares were issued in exchange for the warrants, increasing the common shares currently outstanding to approximately 27.6 million. The company received total cash proceeds of $9.3 million, which raised the company’s total cash position to more than $11 million. No transaction fees were paid on the exercises.

Greg Pusey, AspenBio’s chairman, noted, “These warrants were issued as part of important offerings in 2004 and 2005 when the company was in its early stages of development. We appreciate the support of these investors who have seen the company through these critical times and have made it possible for us to develop, test, seek regulatory approvals, and commercialize products we believe will dramatically raise the quality and effectiveness of healthcare for both human and animals.”

Added Pusey, “As a result of this exercise and others warrants exercised in late 2006, the company’s capital structure is much cleaner, with nearly all of our dilutive derivatives converted.”

AspenBio’s improved cash position is expected to help accelerate the development timeline for the company’s unique blood-based test system: the AppyScore triage test for emergency rooms and its sister product, AppyScreen™, being designed as a point-of-care test for physician offices.

This includes the advancement of comprehensive activities related to FDA approval and commercialization of AppyScore, including advancing numerous clinical, manufacturing cGMP and FDA approval activities currently underway or scheduled to soon begin.

AppyScore is a new assay that detects a marker in the blood associated with appendicitis and is anticipated to be the first and only such test available. AspenBio has tested this assay in several on-going research trials involving a few hundred human patients. Strong positive results from preliminary clinical trials were announced in February 2007, including three studies which were conducted during the past 30 months, with one 400 patient study still ongoing.

The AppyScore blood test has been able to identify patients with appendicitis at a very high sensitivity level of 94% to 97%. Upon completion and when made available, this non-invasive blood test system is expected to significantly reduce the number of abdominal CT scans used currently as the standard of care in emergency rooms, by helping physicians to identify patients that do not have appendicitis. In addition to reducing unnecessary radiation exposure, this test could save billions of dollars currently spent on unneeded abdominal CT scans in the US alone.

The patent portfolio for this technology has recently been significantly expanded and AspenBio anticipates a 2007 initial FDA regulatory filing. The FDA approval process for diagnostic tests is typically much shorter than for drugs. If successfully completed and approved, market estimates suggest a worldwide market potential for the test in excess of several hundred million dollars.

AspenBio’s largest market potential animal product, StayBred™ (a\k\a BoviPure LH™), which is a recombinant single-chain animal reproduction drug designed to help dairy cows maintain pregnancy, is currently in the FDA approval process. The company anticipates the FDA approval process will also commence shortly for its second largest market potential bovine product, BoviPure FSH™. As another recombinant single-chain animal reproduction drug, BoviPure FSH’s unique characteristics offer the potential to transform the way FSH drugs are used for reproduction assistance in the bovine embryo transplant and in-vitro fertilization (“IVF”) markets worldwide.

Richard Donnelly, AspenBio’s president and CEO, said, “With this funding complete, AspenBio is heading toward a major inflection point in 2007 in terms of achieving key milestones and delivering on important new products, like our breakthrough appendicitis triage blood tests, AppyScore and AppyScreen. Historically the company has had to manage the timing of specific activities very tightly due to financial constraints, however, due to the success of this warrant exercise, we’re now in a strong financial position to accelerate strategic additions to our scientific staff, accelerate our product development timeline — particularly in the diagnostic assay development area — and advance our priority products to commercialization.”

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and that have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. AspenBio Pharma continues to make exciting progress in the development and testing of its two first-generation blood-based human diagnostic tests designed to rapidly help diagnose or rule out appendicitis in patients complaining of abdominal pain. For more information, please visit: www.aspenbiopharma.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the ability to successfully complete the development of new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, obtain additional funding as and if needed, adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, and realization of intangible assets. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Greg Pusey, Chairman
303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
949-574-3860

# # #